Exhibit 23.3


Coopers
& Lybrand



                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We consent to the incorporation by reference in the Registration Statement of Provident Bankshares Corporation on Form S-4 of our report dated January 15, 1997, on our audits of the consolidated financial statements of Provident Bankshares Corporation as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1996, of Provident Bankshares Corporation. We also consent to the reference to our firm under the caption "Experts".


                                    /s/ COOPERS & LYBRAND L.L.P.



Baltimore, Maryland
July 14, 1997